September 2011

Pricing Sheet No. 35 dated September 15, 2011 relating to Preliminary Terms No. 35 dated September 7, 2011 Registration Statement No. 333-169119 Dated September 15, 2011 Filed pursuant to Rule 433

INTEREST RATE STRUCTURED INVESTMENTS

Capped Fixed-To-Floating Rate Notes due September 16, 2016
Based on 3-Month USD LIBOR
As further described below, interest will accrue and be payable on the notes quarterly, in arrears, at a rate of (i) Years 1 and 2: 3.75% per annum, and (ii) Years 3-5: at a variable rate equal to 3-Month USD LIBOR plus 1.50%, subject to a maximum interest rate of 6.00% per annum. All payments on the notes, including the repayment of principal, are subject to the creditworthiness of Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.

FINAL TERMS
Issuer:	Barclays Bank PLC
Principal amount:	$7,719,000
Issue price:	$1,000 per note
Original trade date:	September 13, 2011
Original issue date:	September 16, 2011
Maturity date:	September 16, 2016
Interest rate type:	Regular Floating Rate
Day count convention:	30/360
Reference asset/Reference rate:	LIBOR (Designated LIBOR Page: Reuters: LIBOR01)
Index maturity:	3 months
Interest rate:	For each Interest Period commencing on or after the Original Issue Date, to but excluding September 16, 2013: the Initial Interest Rate

For each Interest Period commencing on or after September 16, 2013, the interest rate per annum will be equal to the Reference Rate plus applicable Spread, subject to the Maximum Interest Rate as set forth below.

Initial interest rate:	3.75%
Spread:	1.50%
Maximum interest rate:	From and including September 16, 2013, to but excluding the Maturity Date: 6.00% per annum
Payment at maturity:

The payment at maturity per Note will be the stated principal amount plus accrued and unpaid interest. The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes, including any payment at maturity or on any interest payment date, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

Business day:	New York; London.
Business day convention:	Following, Unadjusted

Interest payment dates:	☐ Monthly,	☒ Quarterly,	☐ Semi-Annually,	☐ Annually,

payable in arrears on the 16th day of each March, June, September and December, commencing on December 16, 2011 and ending on the Maturity Date.
Interest period:

The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.

Interest reset dates:	For each Interest Period commencing on or after September 16, 2013, the first day of such period.
Interest determination dates:	Two London Business Days prior to the relevant Interest Reset Date.
Settlement:	DTC; Book-entry; Transferable.
Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.
CUSIP:	06738KUK5
ISIN:	US06738KUK59
Listing:	We do not intend to list the Notes on any U.S. securities exchange or quotation system.
Calculation agent:	Barclays Bank PLC

Commissions and issue price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	1.00%	99.00%
Total	$7,719,000	$77,190	$7,641,810

(1)

Barclays Capital Inc. will receive commissions from the Issuer equal to 1.00% of the principal amount of the notes, or $10.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers including Morgan Stanley Smith Barney LLC.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 35 dated September 7, 2011
Prospectus dated August 31, 2010; and
Prospectus Supplement dated May 27, 2011

See “Additional Terms of the Notes” on page 3 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement. See “Selected Risk Factors” on page 4 of this pricing supplement and “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing sheet is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays Capital Inc.

September 2011	Page 2